Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

FOR IMMEDIATE RELEASE

Varian Provides Update on Proposed Sirtex Acquisition

PALO ALTO, Calif. — June 14, 2018 — Varian (NYSE: VAR) today announced it received notification from Sirtex Medical Limited (Sirtex) on June 14, 2018 that its board has determined that the proposal from CDH Investments and China Grand Pharmaceutical and Healthcare Holdings Limited (CDH-CGP Proposal) is a Superior Proposal as defined in the Scheme Implementation Deed between Sirtex and Varian (Varian Scheme). Consistent with Varian’s prior announcements, Varian informed Sirtex that Varian will not be providing a counter proposal. Sirtex has consequently terminated the Varian Scheme and confirmed that it is required to pay a Reimbursement Fee of approximately A$16 million to Varian.

“Varian is very disciplined in its business development approach and we do not see value beyond the A$28 price per share we offered for Sirtex,” said Dow Wilson, president and chief executive officer of Varian. “While disappointed with this decision, Varian’s long-term strategy has not changed. We remain focused on becoming a global leader in multi-disciplinary, integrated cancer care solutions; expanding the addressable markets that Varian can impact; and growing and creating sustainable value for our company and our shareholders.”

About Varian
Varian is a leader in developing and delivering cancer care solutions, and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 6,500 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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